UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

DUN & BRADSTREET HOLDINGS, INC.
(Name of Issuer)

Common Stock, par value $0.0001
(Title of Class of Securities)

2648T106
(CUSIP Number)

Arthur Price
Chief Compliance Officer and Assistant General Counsel
Thomas H. Lee Partners, L.P.
100 Federal Street, 35th Floor
Boston, MA 02110
(617) 227-1050

November 17, 2022
(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7(b) for other parties to whom copies are to be sent.

*
The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 2648T106	13D
1	NAMES OF REPORTING PERSONS
Thomas H. Lee Advisors, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
49,579,771*

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
49,579,771*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
49,579,771*

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
11.4%*

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

*See Item 5.

CUSIP No. 2648T106	13D
1	NAMES OF REPORTING PERSONS
Thomas H. Lee Equity Fund VIII, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
12,355,689*

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
12,355,689*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
12,355,689*

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
2.8%*

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*See Item 5.

CUSIP No. 2648T106	13D
1	NAMES OF REPORTING PERSONS
Thomas H. Lee Parallel Fund VIII, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
22,498,105*

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
22,498,105*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
22,498,105*

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
5.2%*

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*See Item 5.

CUSIP No. 2648T106	13D
1	NAMES OF REPORTING PERSONS
THL Executive Fund VIII, L.P

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
943,317*

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
943,317*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
943,317*

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.2%*

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*See Item 5.

CUSIP No. 2648T106	13D
1	NAMES OF REPORTING PERSONS
THL EQUITY ADVISORS VIII, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
49,579,771*

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
49,579,771*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
49,579,771*

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
11.4%*

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

 *See Item 5.

CUSIP No. 2648T106	13D
1	NAMES OF REPORTING PERSONS
THOMAS H LEE PARTNERS LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
49,579,771*

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
49,579,771*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
49,579,771*

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
11.4%*

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

 *See Item 5

CUSIP No. 2648T106	13D
1	NAMES OF REPORTING PERSONS
THL Managers VIII, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
49,579,771*

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
49,579,771*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
49,579,771*

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
11.4%*

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

 *See Item 5.

CUSIP No. 2648T106	13D
1	NAMES OF REPORTING PERSONS
THL HOLDCO, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
49,579,771*

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
49,579,771*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
49,579,771*

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
11.4%*

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

*See Item 5.

CUSIP No. 2648T106	13D
1	NAMES OF REPORTING PERSONS
THL FUND VIII COINVESTMENT PARTNERS, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
1,468,386*

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
1,468,386*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,468,386*

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.3%*

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*See Item 5.

CUSIP No. 2648T106	13D
1	NAMES OF REPORTING PERSONS
THL Equity Fund VIII Investors (D&B), L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
12,314,274*

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
12,314,274*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
12,314,274*

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
2.8%*

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

This Amendment No. 1 (“Amendment No. 1”) amends and supplements the statement on Schedule 13D originally filed by the Reporting Persons on February 25, 2022 (as amended from time to time, the “Schedule 13D”). Except as specifically provided herein, this Amendment No. 1 does not modify any of the information previously reported in the Schedule 13D. Unless otherwise indicated, each capitalized term used but not defined in this Amendment No. 1 shall have the meaning assigned to such term in the Schedule 13D.

Item 4.	Purpose of Transaction.

Item 4 of the Schedule 13D is supplemented as follows:

On November 17, 2022, certain of the Reporting Persons sold an aggregate of 8,287,846 shares of Common Stock as follows, Equity Fund VIII (D&B) sold 2,547,393 shares, Parallel Fund VIII sold 3,465,654 shares, THL Equity VIII sold 1,903,296 shares, Coinvestment VIII sold 226,193 shares, and Executive Fund VIII sold 145,310 shares, in each case, at a price per share of $13.405, pursuant to Rule 144 under the Securities Act of 1933, as amended, with a broker-dealer.

Item 5.	Interest in Securities of the Issuer.

(a)(b)  The percentage of beneficial ownership in this Schedule 13D is based on 435,731,379 shares of Common Stock outstanding as of October 28, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, filed with the Securities and Exchange Commission (the “SEC”) on November 3, 2022.

Following the sales described in Item 4 in this Amendment No.1, as of November 21, 2022, the aggregate number of shares of Common Stock beneficially owned by each Reporting Person and, for each Reporting Person, the number of shares as to which there is sole power to vote or to direct the vote, shared power to vote or to direct the vote, sole power to dispose or to direct the disposition, or shared power to dispose or to direct the disposition are set forth on rows 7 through 11 and row 13 of the cover pages of this Amendment No. 1 and are incorporated herein by reference.

Following the sales described in Item 4 of this Amendment No.1, as of November 21, 2022: THL Equity VIII is the direct beneficial owner of 12,355,689 shares of Common Stock; Parallel Fund VIII is the direct beneficial owner of 22,498,105 shares of Common Stock; Executive Fund VIII is the direct beneficial owner of 943,317 shares of Common Stock; Coinvestment VIII is the direct beneficial owner of 1,468,386 shares of Common Stock; and Equity Fund VIII (D&B) is the direct beneficial owner of 12,314,274 shares of Common Stock. THL Holdco is the managing member of THL Advisors, which is in turn the general partner of THL Partners, which in turn is the general partner of Coinvestment VIII, the managing member of THL Managers VIII and is the sole member of Equity Advisors, which in turn is the general partner of the THL Equity VIII, Parallel Fund VIII, Executive Fund VIII and Equity Fund VIII (D&B).

Due to that certain Letter Agreement (as further described in Item 6 of the Schedule 13D), the Letter Agreement Parties may be deemed to constitute a group, within the meaning of Section 13(d)(3) of the Exchange Act that beneficially owns, in the aggregate, as of November 21, 2022, 176,463,783 shares representing 40.1% of the Issuer’s outstanding Common Stock, based on the most recent information filed with the SEC. It is the understanding of the Reporting Persons that the other Letter Agreement Parties file separate Schedules 13G or 13D, as the case may be, pursuant to Rule 13d-1(k)(2). The Reporting Persons expressly disclaim beneficial ownership over any shares of Common Stock that they may be deemed to beneficially own solely by reason of the Letter Agreement. Except as disclosed herein, this Amendment No. 1 does not reflect any shares of Common Stock beneficially owned by the other Letter Agreement Parties.

(c) Except as described in Item 4 of this Amendment No. 1, no other transactions with respect to the shares of Common Stock were effected during the past sixty days by any of the Reporting Persons.

(d)-(e) Not applicable.

SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated as of November 21, 2022
THL HOLDCO, LLC

/s/ Michael McDonnell
	Name:	Michael McDonnell
	Title:	Chief Financial Officer, Management Company

THOMAS H. LEE ADVISORS, LLC

By: THL Holdco, LLC
Its: Managing Member

/s/ Michael McDonnell
	Name:	Michael McDonnell
	Title:	Chief Financial Officer, Management Company

THOMAS H. LEE PARTNERS, L.P.

By: Thomas H. Lee Advisors, LLC
Its: General Partner

By: THL Holdco, LLC
Its: Managing Member

/s/ Michael McDonnell
	Name:	Michael McDonnell
	Title:	Chief Financial Officer, Management Company

THL MANAGERS VIII, LLC

By: Thomas H. Lee Partners, L.P.
Its: Sole Member

By: Thomas H. Lee Advisors, LLC
Its: General Partner

By: THL Holdco, LLC
Its: Managing Member

/s/ Michael McDonnell
Name:	Michael McDonnell
Title:	Chief Financial Officer, Management Company

THL EQUITY ADVISORS VIII, LLC

By: Thomas H. Lee Partners, L.P.
Its: Sole Member

By: Thomas H. Lee Advisors, LLC
Its: General Partner

By: THL Holdco, LLC
Its: Managing Member

/s/ Michael McDonnell
Name:	Michael McDonnell
Title:	Chief Financial Officer, Management Company

THL EQUITY FUND VIII INVESTORS (D&B), L.P.

By: THL Equity Advisors VIII
Its: General Partner

By: Thomas H. Lee Partners, L.P.
Its: Sole Member

By: Thomas H. Lee Advisors, LLC
Its: General Partner

By: THL Holdco, LLC
Its: Managing Member

/s/ Michael McDonnell
Name:	Michael McDonnell
Title:	Chief Financial Officer, Management Company

THOMAS H. LEE PARALLEL FUND VIII, L.P.

By: THL Equity Advisors VIII, LLC
Its: General Partner

By: Thomas H. Lee Partners, L.P.
Its: Sole Member

By: Thomas H. Lee Advisors, LLC
Its: General Partner

By: THL Holdco, LLC
Its: Managing Member

/s/ Michael McDonnell
Name:	Michael McDonnell
Title:	Chief Financial Officer, Management Company

THOMAS H. LEE EQUITY FUND VIII, L.P.

By: THL Equity Advisors VIII, LLC
Its: General Partner

By: Thomas H. Lee Partners, L.P.
Its: Sole Member

By: Thomas H. Lee Advisors, LLC
Its: General Partner

By: THL Holdco, LLC
Its: Managing Member

/s/ Michael McDonnell
Name:	Michael McDonnell
Title:	Chief Financial Officer, Management Company

THL FUND VIII COINVESTMENT PARTNERS, L.P.

By: Thomas H. Lee Partners, L.P.
Its: General Partner

By: Thomas H. Lee Advisors, LLC
Its: General Partner

By: THL Holdco, LLC
Its: Managing Member

/s/ Michael McDonnell
Name:	Michael McDonnell
Title:	Chief Financial Officer, Management Company

THL EXECUTIVE FUND VIII, L.P.

By: THL Equity Advisors VIII, LLC
Its: General Partner

By: Thomas H. Lee Partners, L.P.
Its: Sole Member

By: Thomas H. Lee Advisors, LLC
Its: General Partner

By: THL Holdco, LLC
Its: Managing Member

/s/ Michael McDonnell
Name:	Michael McDonnell
Title:	Chief Financial Officer, Management Company